Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the November 1, 2018 (the “Effective Date”), is by and between CONVERSIONPOINT TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and STEPHEN BLAZICK (the “Executive”).

1.            Definitions. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:

(a)            “Affiliate” means, with respect to any entity, any person or entity, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)            “Board” means the Board of Directors of the Company.

(c)            “Business” means e-commerce technology platform.

(d)            “Cause” means: (i) the Executive’s material breach of this Agreement and such breach is not cured by the Executive within thirty (30) days after written notice from the Company; (ii) the Executive’s failure to perform Executive’s material duties and obligations under this Agreement (other than during any period of Disability) and such failure is not cured by the Executive within thirty (30) days after written notice from the Company; (iii) the Executive’s material malfeasance or material misconduct in connection with the performance of Executive’s duties hereunder and such conduct is not cured by the Executive within thirty (30) days after written notice from the Company; or (iv) the Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or the equivalent thereof, any other crime having as its predicate element fraud, dishonesty, misappropriation, moral turpitude, or theft.

(e)            “Disability” means and shall be deemed to have occurred if, in the Board’s reasonable discretion, after consultation with a physician selected by the Board, the Executive shall have been unable to perform the essential functions of the Executive’s duties, even with reasonable accommodation if required by law, for a period of not less than one hundred twenty (120) consecutive days, or one hundred eighty (180) total days, during any twelve (12) month period. The Executive shall cooperate in submitting to medical examinations and providing medical records to the physician selected by the Board as reasonably requested by the Board in making a determination of Disability hereunder.

(f)             “Good Reason” means any of the following actions if taken without the Executive’s prior written consent: (i) any material failure by the Company to comply with its obligations under Paragraph 5 (Compensation and Related Matters), or Paragraph 13 (Assumption by Successor); (ii) a reduction in the Executive’s responsibilities or duties except in accordance with the terms of this Agreement; (iii) any relocation of the Executive’s principal place of business of 25 miles or more from the principal place of business existing as of the date hereof; (iv) assignment by the Company of duties that are inconsistent with the Executive’s role; (v) the reduction in title of the Executive; or (vi) requiring Executive to travel in excess of twenty (20) days each quarter.

2.            Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the period set forth in Paragraph 3, in the position and with the duties and responsibilities set forth in Paragraph 4, and upon the other terms and conditions set out in this Agreement.

3.            Term. The term of the Agreement shall commence on the Effective Date and, shall end at 12:00 a.m. midnight on the day immediately preceding the Three (3) Year anniversary thereof, unless earlier terminated as provided herein (the “Initial Term”). The Initial Term shall be automatically extended for successive one (1) year terms after the expiration of the Initial Term, unless either the Company or the Executive provides the other party written notice no more than ninety (90) days and no less than thirty (30) days prior to the expiration of the Initial Term or any renewal term of such party’s desire not to renew this Agreement (the Initial Term, as so extended, the “Employment Term”).

4.            Position and Duties.

(a)            During the Employment Term, the Executive shall serve as the Chief Revenue Officer of the Company. The Executive shall serve and perform such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board or the Company’s Chief Executive Officer; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to the Company.

(b)            During the Employment Term, the Executive shall devote sufficient business time, skill, attention and effort to all facets of the business and affairs of the Company and will use Executive’s efforts to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement; provided, however, nothing herein shall be construed as providing that Executive may not engage in outside business activities.

5.            Compensation and Related Matters.

(a)            Base Salary. The Company shall pay the Executive a base salary at the annual rate of not less than Three Hundred Thirty Five Thousand Dollars (USD $335,000), provided, however, such base salary shall be earned monthly and payable “on a salary basis” under applicable federal law (“Base Salary”). During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event may the Company pay the Executive a Base Salary less than that set forth above during the Employment Term. Payment of all compensation to the Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(b)            Bonus. Executive shall be entitled to receive a bonus based on revenue and EBITDA targets and other milestones to be agreed upon between the Company and the Executive from time to time (the “Bonus”); provided, however, the target bonus shall be a minimum of $200,000 per annum (the “Target Bonus”). Any Bonus shall be paid at such time as the Company customarily pays bonuses; provided that such bonus shall be paid no later than thirty (30) days after the end of the monthly, quarterly or annual period, as applicable, during which it was earned.

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(c)            Employee Benefits and Perquisites. During the Employment Term, the Executive will be entitled to (i) participate in all employee benefit plans, programs, arrangements or policies that are from time to time made available by the Company generally to its senior executives, including, without limitation, the Company’s life insurance, long-term disability, and health plans (“Employee Benefits”); and (ii) the perquisites and other fringe benefits that are from time to time made available by the Company generally to its senior executives and to such perquisites and fringe benefits that are from time to time made available by the Company to the Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit; provided, however, that nothing contained herein shall be deemed to require the Company to adopt, maintain or provide any particular plan, program, arrangement, policy, perquisite or fringe benefit. The Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. The Executive agrees to cooperate and participate in any medical or physical examinations as may be required in connection with the applications for such life and/or disability insurance policies.

(d)            Expenses. The Executive shall be entitled to receive reimbursement for all reasonable and necessary business expenses incurred by the Executive in performing Executive’s duties and responsibilities under this Agreement, consistent with the Company’s policies or practices as may from time to time be in effect for reimbursement of expenses incurred by other Company senior executives. All expenses shall be reimbursed within fifteen (15) days after Executive submits an expense report and any required documentation. Notwithstanding any Company policy or practice to the contrary, in order to be reimbursable hereunder, any such expenses shall have been submitted to the Company with documentation no later than thirty (30) days after the Employment Termination Date.

(e)            Vacations. The Executive shall be eligible for vacation, sick pay, and other paid and unpaid time off in accordance with the policies and practices of the Company as may from time to time be in effect.

(f)             Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director, employee, contractor or agent of the Company or of any subsidiary or affiliate of the Company or any other corporation for which Executive serves as an officer, director, or employee at the Company’s request.

6.            Termination of Employment.

(a)            Death. This Agreement shall terminate automatically upon the Executive’s death.

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(b)            Disability. The Company may terminate this Agreement at any time upon the Board’s determination of the Executive’s Disability; provided, however, that such termination must occur while the Disability is in existence and before the Executive returns to work at the Company on a full time basis.

(c)            Termination by the Company for Cause. The Company may immediately terminate this Agreement after the Board’s determination that this Agreement may be terminated for Cause.

(d)            Termination by the Executive (Resignation). The Executive may terminate this Agreement for any reason, upon at least ten (10) days advance prior written notice to the Company.

(e)            Termination by the Company Without Cause. The Company may terminate this Agreement without Cause upon sixty (60) days’ advance prior written notice to Executive; provided, however, notwithstanding the foregoing, the Company may elect to terminate this Agreement immediately and provide the Executive with Executive’s Base Salary and other employment benefits during the notice period.

(f)             Termination by the Executive for Good Reason. The Executive may terminate this Agreement for Good Reason. To exercise Executive’s right to terminate for Good Reason, the Executive must provide written notice to the Company of Executive’s belief that Good Reason exists, and such notice shall describe the circumstance believed to constitute Good Reason. The Company shall have thirty (30) days to remedy any circumstances constituting Good Reason. If not remedied within that 30-day period, the Executive may submit a Notice of Termination.

(g)            Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice delivered in the manner set forth in Paragraph 11 hereof that must (i) indicate the specific termination provision in this Agreement relied upon, and (ii) specify the Employment Termination Date.

(h)            Employment Termination Date. The Employment Termination Date shall be as follows: (i) if the Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if the Executive’s employment is terminated pursuant to any other provision of this Agreement, the date specified in the Notice of Termination (the “Employment Termination Date”).

(i)             Transition Period. Upon termination or expiration of this Agreement, and for a period of thirty (30) days thereafter (the “Transition Period”), the Executive agrees to make Executive available to assist the Company with transition projects assigned to Executive by the Board. The Executive will be paid at an agreed upon hourly rate for any work performed by the Executive for the Company during the Transition Period.

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7.            Compensation Upon Termination of Employment.

(a)            Death. Upon termination of this Agreement because of the Executive’s death, (i) the Company shall pay the Executive’s estate the accrued and unpaid portion of the Executive’s Base Salary and all bonuses earned for services provided through the Employment Termination Date (the “Compensation Payment”); (ii) the Company shall pay the Executive’s estate any reimbursement for business travel and other expenses to which the Executive is entitled hereunder (the “Reimbursement”), and (iii) any unvested portion of any options, stock or other securities of Company or any of its Affiliates granted to Executive which are subject to vesting (“Unvested Securities”), shall immediately be issued (in the case of the stock grants) and become exercisable (in the case of the stock options, warrants or other convertible securities), regardless of the vesting or termination provisions of such Unvested Securities. For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Section, the terms of this Section shall govern.

(b)            Disability. Upon termination of this Agreement by the Company due to Disability pursuant to Paragraph 6(b), (i) the Company shall pay the Executive the Compensation Payment; (ii) the Company shall pay the Executive the Reimbursement; and (iii) any Unvested Securities shall immediately be issued (in the case of the stock grants) and become exercisable (in the case of the stock options, warrants or other convertible securities). For purposes of clarity, to the extent the vesting or other provisions of any Unvested Securities conflict with the terms of this Section, the terms of this Section shall govern.

(c)            Termination for Cause. Upon termination of this Agreement by the Company for Cause pursuant to Paragraph 6(c), the Company shall pay the Executive (i) the Compensation Payment; and (ii) the Reimbursement.

(d)            Termination by the Executive (Resignation). Upon Termination of this Agreement by the Executive pursuant to Paragraph 6(d), the Company shall pay the Executive (i) the Compensation Payment; and (ii) the Reimbursement.

(e)            Termination by the Company Without Cause. Upon termination of this Agreement by the Company without Cause pursuant to Paragraph 6(e), or by Executive for Good Reason pursuant to Paragraph 6(f), or upon a decision by the Company not to renew the Employment Term pursuant to Paragraph 3: (i) the Company shall pay the Executive the Compensation Payment; (ii) the Company shall pay the Executive the Reimbursement; (iii) any Unvested Securities shall immediately be issued (in the case of the stock grants) and become exercisable or convertible (in the case of the stock options, warrants or other convertible securities); (iv) the Company shall pay the Executive, as severance, a sum equal to 12 months Base Salary, as adjusted pursuant to Section 5(a) (the “Severance”); (v) the Company shall continue to provide Employee with Employee Benefits for 12 months, or reimburse Employee for the expense of obtaining equivalent benefits; and (vi) the Company shall pay the executive an amount equal to the greater of 100% of the Bonus paid to the Executive during the prior 12 months, and 100% of the Target Bonus. The Severance shall be payable in one lump sum payment as of the effective date of the termination, and shall be subject to all applicable withholdings and taxes.

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(f)             No Effect on Other Benefits. The payments provided for in Paragraphs 7(a) through 7(e) do not limit the entitlement of the Executive or Executive’s estate or beneficiaries to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by the Company for the Executive’s benefit or to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Company for the Executive’s benefit.

(g)            No Mitigation. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Executive from any source other than the Company or its successor.

(h)            Exercise or Conversion of Vested Securities. Unless Executive is terminated for Cause, notwithstanding any provision to the contrary in any stock option plan, stock option agreement, grant agreement, restricted stock unit agreement, or other agreement entered into between the Company or any affiliate of the Company, on the one hand, and the Executive, on the other hand, or any benefit plan, stock option plan, or other plan governing securities of the Company or any of the Company’s affiliates issued to the Executive, whether or not such agreement is entered into, or plan is adopted, prior to or after the date hereof, all convertible securities held by the Executive that are subject to exercise or conversion, shall remain exercisable or convertible until the later of (a) the date such exercise or conversion rights expire under the terms of the applicable grant agreement or plan, and (b) two (2) years after termination of this Agreement.

8.            Survival. The expiration or termination of this Agreement will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, including, but not limited to, the Company’s obligations under Paragraphs 5(f) and 7.

9.            Withholding Taxes. The Company shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

10.          Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited and sent via overnight courier, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

If to the Company, at:

Conversionpoint Technologies

840 Newport Center Drive, Suite 450

Newport Beach CA 92660

If to the Executive, at the Executive’s then-current home address on file with the Company.

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Notice so given shall, in the case of overnight courier, be deemed to be given and received on the date of actual delivery and, in the case of personal delivery, on the date of delivery.

11.          Binding Effect: No Assignment by the Executive: No Third-Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

12.          Assumption by Successor. The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of the Company that executes and delivers the agreement provided for in this Paragraph or that otherwise becomes obligated under this Agreement by operation of law.

13.          Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved exclusively by confidential, final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration will take place in Orange County, California, or another location mutually acceptable to the parties. All disputes shall be resolved by one (1) arbitrator. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award, and will have the additional authority to award specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without requiring the posting of a bond or other security). The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages or other relief awarded. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

14.          Governing Law and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, without regard to conflict of laws rules or principles which might refer the governance or construction of this Agreement to the laws of another jurisdiction. Any action or arbitration in regard to this Agreement or arising out of its terms and conditions shall be instituted and litigated only in Orange County, California.

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15.          Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, except that all confidentiality, assignment, and non-disclosure provisions and agreements between the Executive and the Company are still in force and non superseded.

16.          Modification: Waiver. No amendment, modification or waiver of this Agreement shall be effective unless it is in writing and signed by the Executive and by a duly authorized representative of the Company (other than the Executive). Each party acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or Executive’s rights under this Agreement shall constitute a waiver or abandonment of any such rights or defenses to enforcement of such rights.

17.          Severability. If any provision of this Agreement shall be determined by a court or arbitrator to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

18.          Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Counterparts delivered by electronic mail or facsimile shall be effective.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the date first written above.

COMPANY:

CONVERSIONPOINT TECHNOLOGIES, INC. a Delaware corporation

Dated: November 1, 2018	By:	/s/ Robert Tallack
Robert Tallack, CEO

EXECUTIVE:

Dated: November 1, 2018	/s/ Stephen Blazick
Stephen Blazick

ADDRESS:

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